                                                                    EXHIBIT 5.29

                              PCSUPPORT.COM INC.


                   DIRECTORS, OFFICERS AND SENIOR MANAGEMENT
                               STOCK OPTION PLAN

1.   ESTABLISHMENT AND PURPOSE

     There is hereby established the PCsupport.com Inc. Directors, Officers and Senior Management Stock Option Plan (the "Directors and Senior Management Plan" or the "Plan"). The purpose of the Directors and Senior Management Plan is to provide a means whereby PCsupport.com Inc., incorporated under the laws of the state of Nevada (the "Company"), may, through the grant of options to purchase common shares of the Company ("Shares") to directors, officers, consultants and senior full-time and part-time employees of the Company and to companies providing management services to the Company, attract and retain persons of ability as directors, officers, consultants, senior full-time and part-time employees and management services companies, and motivate such persons to exert their best efforts on behalf of the Company and any subsidiary of the Company. Persons shall be deemed to be "consultants" if they are under contract to perform services for the Company, but are not employees of the Company. Persons shall be deemed to be "part-time" employees of the Company if they are hired to work on a regular basis, averaging less than 40 hours per week for operational staff or less than 37.5 hours per week for clerical staff; or are hired for a temporary assignment or for a specific project.

2.   NUMBER OF SHARES AVAILABLE UNDER THE PLAN

     The Company is hereby authorized to grant share purchase options ("Options") from time to time to directors, officers, consultants and full-time and part-time employees of the Company or of any Subsidiary thereof to purchase Shares and such shares are hereby conditionally allotted and shall be reserved for issue upon exercise of Options, subject to adjustment as provided for in paragraphs 4(h) and 4(i) and subject further to the limitations as to number and other provisions herein set forth. If any Option shall terminate, expire or, with the consent of the optionee, be cancelled as to any shares, a new Option may thereafter be granted covering such Shares. The number of Shares available for grant of Options under the Plan, subject to Options and reserved for issuance pursuant to the Plan or subject to options or reserved for issuance pursuant to any other employee share purchase or option plan of the Company, or any proposed share compensation arrangements shall not at any time result in:

     a) the number of Shares reserved for issuance pursuant to stock options granted to insiders exceeding 15% of the outstanding issue;

     b) the issuance to insiders, within a one-year period, of a number of shares exceeding 15% of the outstanding issue; or

     c) the issuance to any individual, within a one-year period, of a number of shares exceeding 5% of the outstanding issue.

For the purposes of paragraphs 2(b) and 2(c), "outstanding issue" is determined on the basis of the total number of Shares in the Company that are outstanding immediately prior to the share issuance in question, excluding shares issued pursuant to share compensation arrangements over the preceding one-year period.

For the purposes of paragraphs 2(a), 2(b) and 2(c), an entitlement granted prior to the grantee becoming an insider will be excluded in determining the number of shares issuable to insiders.

3.   ADMINISTRATION

     The Directors and Senior Management Plan shall be administered under the supervision of the Board of Directors of the Company or by a duly appointed executive committee of the Board of Directors (both of which are referred to herein as the "Board").

     Subject to the provisions of the Directors and Senior Management Plan, the Board shall have the power to (a) determine and designate from time to time those directors, officers, consultants and senior full-time and part-time employees of the Company or of any Subsidiary to whom Options are to be granted and the number of Shares to be optioned to each of such director, officer, consultant and senior full-time and part-time employee; and (b) determine the time or times when, and the manner in which, each Option shall be exercisable and the duration of the exercise period.

     An individual who has been granted an Option may, if he is otherwise eligible, be granted an additional option or options under the Directors and Senior Management Plan or any other option or purchase plans of the Company if the Board shall so determine.

     The Board may interpret the Directors and Senior Management Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Directors and Senior Management Plan, and make such other determinations and take such other action as it deems necessary or advisable. Without limiting the generality of the foregoing sentence, the Board may, in its discretion, treat all or any portion of any period during which an optionee is on an approved leave of absence from the Company or a Subsidiary as a period of employment or directorship of such optionee by the Company or such Subsidiary, as the case may be, for the purpose of accrual of his rights under his Option. Any interpretation, determination or other action made or taken by the Board shall be final, binding and conclusive.

4.   TERMS AND CONDITIONS

     Each Option shall be evidenced by an agreement (a "Stock Option Agreement"), in form approved by the Board, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Board may deem appropriate.

     a) Option Period. Each Option Agreement shall specify the period for which the Option granted thereunder is exercisable (which in no event shall exceed five years from the date of grant) and shall provide that the Option shall expire at the end of such period.

     b) Option Price. The option price per Share shall be determined by the Board at the time any Option is granted, provided:

          i) if the Shares are listed for trading on a public stock exchange, the minimum exercise price per Share shall be the average market price for the twenty trading days immediately preceding the day on which the Option is granted; and

          ii) if the Shares are not listed for trading on a public stock exchange, the minimum exercise price per Share shall be the fair value of the Shares as at the day the Option is granted, as determined by the Board.

     c) Payment of Purchase Price Upon Exercise. The purchase price of the Shares issued on exercise of an Option shall be paid in cash or certified cheque to the Company at the time of exercise.

     d)   Death or Termination of Employment. If:

          i) an optionee shall die while (A) an employee of the Company or of a Subsidiary or a director of the Company, or (B) within 30 days after termination of his employment with the Company or a Subsidiary or his directorship in the Company in accordance with clause (ii), his Option may be exercised, to the extent that the optionee shall have been entitled to do so at the date of death, by the person or persons to whom the optionee's rights under the Option pass by will or applicable law, or if no such person has such right, by his executors or administrators, at any time, or from time to time, within one year of the date of death, but in any event not later than the expiration date specified in accordance with subparagraph 4(a); and

          ii) an optionee's employment by the Company or a Subsidiary or his directorship in the Company shall terminate for any reason whosoever, he may exercise his Option, to the extent that he may be entitled to do so at the date of the termination of his employment, or directorship, at any time, or from time to time, within 30 days of the date of termination of his employment, or directorship, but in any event not later than the expiration date specified in accordance with subparagraph 4(a).

     e) Non-transferability. No Option shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an Option shall be exercisable only by him.

     f) Qualification. Each Option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the registration, qualification or other approval of or in connection with the Directors and Senior Management Plan or the Shares covered thereby is necessary or desirable under any provincial, state or federal law, then such Option may not be exercisable, in whole or in part, unless and until such registration, qualification or approval shall have been obtained free of any condition not acceptable to the Board. The optionee shall, to the extent applicable, cooperate with the Company in relation thereto and shall have no claim or cause of action against the Company or any of its officers or directors as a result of any failure by the Company to take any steps to obtain any such registration, qualification or approval. The grant of Options and the issuance of Shares under the Directors and Senior Management Plan shall be carried out in compliance with all applicable statutes, regulations of governmental authorities and applicable stock exchanges.

     g) Adjustments in Event of Change in Shares. In the event of a change in the Shares by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, subdivision, combination, exchange of shares or any similar change affecting the Shares, the number and kind of Shares which thereafter may be optioned and sold under the Directors and Senior Management Plan and the number and kind of Shares subject to option in outstanding option agreements and the purchase price per Share thereof shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable and prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Directors and Senior Management Plan.

     h) Amalgamation or Merger. If the Company amalgamates or merges with any other company or companies by way of arrangement, sale of its assets and undertakings or otherwise, the Company shall ensure that all Options then outstanding will be allowed to be carried forward following such event of amalgamation or merger and that each optionee shall have an election:

               (A) to carry his Option forward and the number of shares in the corporation resulting from such amalgamation or merger which are under Option shall be the number of shares in such corporation which the optionee would have received if he had exercised his Option in full prior to the date of such amalgamation or merger and the purchase price of such corporation shall be appropriately set; or

               (B) to exercise his Option in full prior to the date of such amalgamation or merger notwithstanding any provision of the particular Option agreement entered into by such optionee relating to the timing of exercise of the shares held under such Option.

     i) Control Change. If there is a Control Change then the Company will forthwith notify all optionees in writing of such fact and any Options then outstanding but not vested in accordance with the terms of the applicable Stock Option Agreement may be exercised in full by the optionee within the ten day period following the Control Change notwithstanding any provision of the applicable Stock Option agreement entered into by such optionee relating to the timing of exercise of the Options.

          For purposes of this section:

          "Control Change" means the occurrence of both:

          (A) the acquisition or continuing ownership of securities ("Convertible Securities") convertible into, exchangeable for or representing the right to acquire shares of the Company and/or shares of the Company as a result of which a person, group of persons or person acting jointly or in concert, or persons associated or affiliated within the meaning of the statute under which the Company is incorporated with any such person, group of persons or any of such persons acting jointly or in concert (collectively, "Acquirors"), beneficially own shares of the Company and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, the Acquirors would beneficially own shares that would entitle the holders thereof to cast more than 20% of the votes attaching to all shares in the capital of the Company that may be cast to elect Directors of the Company; and

          (B) the exercise of the voting power of all or any such shares so as to cause or result in the election of two or more directors of the Company who were not Incumbent Directors.

          "Incumbent Director" means any member of the Board of Directors of the Company who was a member of the Board of Directors of the Company immediately prior to a Control Change and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Directors when that affirmative vote includes the affirmative vote of a majority of the Incumbent Directors then on the Board of Directors of the Company.

     j) Liquidation. In the event the Board shall adopt a plan of complete liquidation, all Options shall become immediately exercisable in full, notwithstanding that they were initially granted on an installment basis.

     k) No Rights as Shareholder. No optionee shall have any rights as a shareholder with respect to any shares subject to his Option prior to the date of issuance to him of a certificate or certificates for such Shares.

     l) No Rights to Continued Employment. The Directors and Senior Management Plan and any Option granted under the Directors and Senior Management Plan shall not confer upon any optionee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall they interfere in any way with the right of the Company or any Subsidiary by which an optionee is employed to terminate his employment at any time in accordance with applicable law.

5.   AMENDMENT AND DISCONTINUANCE

     The Board may from time to time amend (subject to regulatory approval) suspend, terminate or discontinue the Directors and Senior Management Plan. Without the written consent of an optionee, no amendment or suspension of the Directors and Senior Management Plan shall alter or impair any Option granted to him under the Directors and Senior Management Plan.

6.   PROCEEDS FROM SALE OF SHARES

     Any cash proceeds from the sale of Shares issued upon exercise of the Options shall be added to the general funds of the Company and shall thereafter be used from time to time for such corporate purposes as the Board may determine.

7.   GENDER

     Wherever the masculine is used herein it will be deemed to include the feminine.